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                                 Exhibit 10.14

January 26, 2001

Mr. Larry Heaton
P. O. Box 397
Collinsville, Virginia 24078


Dear Larry:

Smith River Bankshares, Inc. is pleased to engage your services effective January 16, 2001 for the purpose of assisting with the establishment of a denovo bank in the Franklin County market.

The following is a broad description of your anticipated duties during the organizational process the duration for which we expect to be approximately seven months.

Duties
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   .  Identify and obtain an agreement from approximately ten individuals from the Franklin County area to serve as organizing directors and investors in a denovo bank to be established in Franklin County. Upon opening the bank for business these individuals will become the statutory directors of the bank.

   .  Lead our effort to select a name and initial site for the bank.

   . Assist in our preparation of the application for a bank charter which will be submitted to the OCC and FDIC for approval.

   . Assist in our preparation of five-year proforma balance sheet and income statements.

   . Assist with our preparation of a prospectus which will be used to conduct a secondary public stock offering focusing primarily on the Franklin County area.

   . Work with The Carson-Medlin Company, Investment Bankers, in establishing an appropriate price at which the stock will be sold.

   . Lead the effort to raise additional capital in an amount (to be determined) sufficient to successfully complete the offering and allow us to open the new bank.

It is anticipated that the entire process of organizing a denovo bank in Franklin County will take approximately seven months during which time you will function as a consultant to Smith River Bankshares, Inc. reporting to me and the board of directors for the corporation.
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Upon the successful completion of the stock offering and the opening of the bank in Franklin County, we anticipate that you will be elected President, Chief Executive Officer and director of the bank, subject to applicable regulatory approval. Your commitment to accept this position will be included in the prospectus and a news release describing such will be made by Bankshares at the appropriate time.

In addition, upon the opening of the Franklin County bank you and up to three additional directors of the new bank as determined by you, will be nominated for election to the board of directors of Smith River Bankshares, Inc.

Compensation
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  .  A consulting fee of $6,700 per month from January 16, 2001 and until the prospectus is effective;

  . The above consulting fee will be increased to $7,500 per month from the date the prospectus is effective, the stock sale commences and until the stock sale is successfully completed;

  . The consulting fee will be terminated upon your election to President and CEO of the Franklin County bank.

If at anytime during the organizational process the board of directors of Smith River Bankshares, Inc. determines that it would be prudent to terminate the process as a result of being unsuccessful in either obtaining all necessary regulatory approvals or the desired level of additional capital, or for any other corporate reason, and you will be paid the pro rata amount of your consulting fee earned through the date of termination, this consulting arreement will end effective immediately upon such action being taken.

Larry, we greatly appreciate your agreeing to assist Smith River Bankshares, Inc. in its pursuit of establishing a bank in Franklin County, Virginia. We are very excited about the prospects for success of such a venture and feel that with your leadership as President and CEO, the new bank will quickly become a valuable resource to Smith River Bankshares, Inc.

If you have questions regarding any of the above information, please call me at
(540) 632-8092. Otherwise, please sign the acknowledgement copy and return it in the enclosed self-addressed envelope.

Sincerely,


C. R. McCullar
President and CEO


_______________________________
     Larry A. Heaton